Insured John Doe
Flexible Premium Variable Annuity Contract - Nonparticipating	Contract Number 9999999
Agency 0123

Annuity proceeds payable at maturity date. Death proceeds payable in event of death of Annuitant prior to maturity date. Flexible premiums payable until maturity date or prior death of Annuitant.
The contract value of this contract may increase or decrease daily depending on the investment experience of the subaccounts. There is no guaranteed minimum contract value.
Kansas City Life Insurance Company will pay the proceeds of this contract according to the provisions on this and the following pages, all of which are part of this contract. This contract is a legal contract between you and Kansas City Life Insurance Company. READ YOUR CONTRACT CAREFULLY.

Signed for Kansas City Life Insurance Company, a stock company, at its Home Office, 3520 Broadway, PO Box 219139, Kansas City, MO 64121-9139.
Secretary	President

10-Day Right To Examine Contract
Please examine this contract carefully. If you are not satisfied, you may return the contract to us or to your agent within 10 days of its receipt. If returned, the contract will be void from the beginning and we will refund the contract value as of the earlier of the date the returned contract is received by us at our Home Office or the date the returned contract is received by the Kansas City Life representative who sold you the contract.

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Guide to Contract Provisions

A copy of the original application and any additional benefits provided by rider or endorsement follow the last page of this contract.

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Section 1.  Contract Data

BENEFICIARY

As stated in the application or in any subsequent agreements, amendments, or endorsements.

OWNER

The Annuitant

ISSUE AGE

[35]

SEX

[Male]

REDETERMINATION DATES
[May 01, 2012] and subsequent Contract
Anniversaries

GUARANTEED INTEREST RATE FOR THE FIXED ACCOUNT [1%]
The guaranteed interest rate for the fixed account will
be redetermined as described in Section 5.3,
Guaranteed Interest Rate for the Fixed Account. The
guaranteed interest rate for the fixed account will
always be at least 1% and no more than 3%.

CONTRACT NUMBER

9999999

ANNUITANT

John Doe

CONTRACT DATE

May 01, 2011

MATURITY DATE

May 01, 2061

MONTHLY LIFE INCOME FACTOR

[$7.46 per $1,000 of maturity proceeds]

GUARANTEED PAYMENT PERIOD

[120 Months]

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Section 1.  Contract Data (Continued)
DATE PREPARED:                                          05/01/2011

ANNUITANT                                                                      CONTRACT NUMBER
John Doe                                                                          9999999

           ANNUAL                            PREMIUMS
FORM NO.                    BENEFIT DESCRIPTION                                                 AMOUNT                            PAYABLE
----------------       ------------------                                                                       -----------                                ------
J187                               Flexible Premium                                                     $25,000                                 To age [85]*
  Variable Annuity Contract
      Nonparticipating

TOTAL ANNUAL PREMIUM             $25,000

*Premiums are payable according to the flexible premium provision of this contract.

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Section 1. Contract Data (Continued)
DATE PREPARED:                                          05/01/2011

ANNUITANT                                                                      CONTRACT NUMBER
John Doe                                                                          9999999

EXPENSE CHARGES

MORTALITY AND EXPENSE RISK CHARGE

1.40% (on an annual basis) of the average daily net assets of the variable account.

ASSET-BASED ADMINISTRATION CHARGE

0.25% (on an annual basis) of the average daily net assets of the variable account.

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Section 1.  Contract Data (Continued)
DATE PREPARED: 05/01/2011

ANNUITANT                                                                      CONTRACT NUMBER
John Doe                                                                          9999999

Investment Options

[KCL Fixed Account

Subaccounts that invest in the Kansas City Life Variable Annuity Separate Account:
Invesco V.I. Capital Appreciation Fund – Series I Shares
Invesco V.I. Core Equity Fund – Series I Shares
Invesco V.I. Technology Fund – Series I Shares
American Century VP Capital Appreciation Fund – Class I
American Century VP Income & Growth Fund – Class I
American Century VP International Fund – Class I
American Century VP Mid Cap Value Fund – Class I
American Century VP Ultra® Fund – Class I
American Century VP Value Fund – Class I
American Century VP Inflation Protection Fund – Class II
Calamos Growth and Income Portfolio
Dreyfus Appreciation Portfolio – Initial Shares
Dreyfus Opportunistic Small Cap Portfolio – Initial Shares
Dreyfus Stock Index Fund, Inc. – Initial Shares
The Dreyfus Socially Responsible Growth Fund, Inc. – Initial Shares
Federated Capital Appreciation Fund II
Federated High Income Bond Fund II
*Federated Prime Money Fund II
Fidelity VIP Contrafund® Portfolio – Service Class 2
Fidelity VIP Freedom Income Portfolio – Service Class 2
Fidelity VIP Freedom 2010 Portfolio – Service Class 2
Fidelity VIP Freedom 2015 Portfolio – Service Class 2
Fidelity VIP Freedom 2020 Portfolio – Service Class 2
Fidelity VIP Freedom 2025 Portfolio – Service Class 2
Fidelity VIP Freedom 2030 Portfolio – Service Class 2
Fidelity VIP Freedom 2035 Portfolio – Service Class 2
Fidelity VIP Freedom 2040 Portfolio – Service Class 2
Fidelity VIP Freedom 2045 Portfolio – Service Class 2
Fidelity VIP Freedom 2050 Portfolio – Service Class 2
Franklin Global Real Estate Securities Fund – Class 2
Franklin Small-Mid Cap Growth Securities Fund – Class 2
Templeton Developing Markets Securities Fund – Class 2
Templeton Foreign Securities Fund – Class 2
JPMorgan Insurance Trust Mid Cap Value Portfolio – Class 1 Shares
JPMorgan Insurance Trust Small Cap Core Portfolio – Class 1 Shares
JPMorgan Insurance Trust U.S. Equity Portfolio – Class 1 Shares
MFS Growth Series – Initial Class Shares
MFS Research Series – Initial Class Shares
MFS Research Bond Series – Initial Class Shares
MFS Strategic Income Series – Initial Class Shares
MFS Total Return Series – Initial Class Shares
MFS Utilities Series – Initial Class Shares
Seligman Capital Portfolio – Class 2
Seligman Communications and Information Portfolio – Class 2
Seligman Smaller-Cap Value Portfolio – Class 2

*The Federated Prime Money Fund II subaccount is referred to in this contract as the money market subaccount.]

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Section 2:  Definitions

The following key words are used in this contract and are important in describing it. Please refer back to these definitions as you read this contract.

2.1  Accumulation Unit
An accounting unit used to calculate the variable account value. It is a measure of the net investment results of each of the subaccounts.

2.2  Age
The age on the Annuitant’s last birthday as of each contract anniversary. This contract is issued at the age last birthday shown in Section 1, Contract Data. If the contract date falls on the birthday of the Annuitant, the age will be the age the Annuitant reaches on the contract date.

2.3  Allocation Date
The date on which the initial net premium is allocated to the money market subaccount(s). This date is the later of the date when all requirements are met and your application is approved, or the date we receive the initial premium at the Home Office.

2.4  Annuitant
The person on whose life the annuity benefit for this contract is based.

2.5  Asset-Based Administration Charge
A percentage charge we deduct on a daily basis from the assets of the subaccounts to compensate us for the costs associated with administration of the contract.

2.6  Beneficiary
The person you have designated in the application (or in the last beneficiary designation filed with us) to receive any proceeds payable under this contract at the death of the Annuitant or owner.

2.7  Cash Surrender Value
Equals the contract value at the time of surrender less any loan balance and any premium taxes payable.

2.8  Contract Anniversary
The same day and month as the contract date each year that the contract remains in force.

2.9  Contract Date
The date from which we compute contract months, years and anniversaries.

2.10  Contract Value
The sum of the variable account value and the fixed account value. These values are described in more detail in Section 5, Contract Values.

2.11  Contract Year
Any period of twelve months starting with the contract date and each contract anniversary thereafter.

2.12  Fixed Account
An account that is part of our general account. The investment performance of the variable account has no impact on the fixed account.

2.13  Fixed Account Value
The contract value in the fixed account.

2.14  Maturity Date
The date shown in Section 1, Contract Data, when we will apply the contract value under a life payment option (unless you have elected to receive the cash surrender value as a lump sum payment or under a non-life payment option). For qualified and non-qualified contracts, the latest maturity date is the later of the contract anniversary following the Annuitant’s 85th birthday or the tenth anniversary of the contract. However, qualified contracts may be required to begin distributions at age 70 1/2.

2.15  Mortality and Expense Risk Charge
A charge we deduct from the assets of the subaccounts to compensate us for the mortality and expense risks for the contract. We show this charge in Section 1, Contract Data.

2.16  Net Investment Factor
The ratio of the subaccount performance of the current valuation day to the immediately prior valuation day. The subaccount performance includes gains or losses in the subaccounts, dividends paid, any capital gains or losses, any taxes attributable to gains or losses in funds underlying the subaccount, mortality and expense risk charges, and asset-based administration charges.

2.17  Owner
The person entitled to exercise all rights and privileges provided in the contract.

2.18  Premium Year
The 12 month period following the date we credit a particular premium to your contract.

2.19  Proceeds
The total amount we are obligated to pay under the terms of this contract.

2.20  Redetermination Dates
The dates, shown in Section 1, Contract Data, upon which the guaranteed interest rate for the fixed account will be redetermined.

2.21  Subaccounts
The division of accounts making up the variable account. The assets of each subaccount are invested in a corresponding portfolio of a designated mutual fund. The subaccounts are shown in Section 1, Contract Data.

2.22  Valuation Day
Each day on which the New York Stock Exchange is open for business.

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2.23  Valuation Period
The interval of time commencing at the close of business on one valuation day and ending at the close of business on the next valuation day.

2.24  Variable Account
The Kansas City Life Variable Annuity Separate Account. This is not part of our general account. The variable account has subaccounts each of which is invested in a corresponding portfolio of a designated mutual fund.

2.25  Variable Account Value
The total value of a contract allocated to subaccounts of the variable account.

2.26  We, Our, Us
Kansas City Life Insurance Company.

2.27  Written Notice
A written notice or written request in a form satisfactory to us, which is signed by the owner and received at the Home Office.

2.28  You, Your
The owner of this contract. The owner may be someone other than the Annuitant.

Section 3:  Proceeds

3.1  Types of Proceeds and Method of Payment
There are various types of proceeds available under this contract. These include:

(1)	Maturity proceeds

(2)	Death proceeds

(3)	Surrender proceeds

(4)	Partial surrender proceeds

We will pay maturity, death or surrender proceeds either under a payment option (as described in Section 10, Payment of Proceeds) or in a lump sum. The amount of proceeds payable will vary by the type of proceeds and the form of payment selected. We will only pay partial surrender proceeds as a lump sum or under the Systematic Partial Surrender Plan described in Section 5.8.

We have the right to require that this contract be returned to us when maturity, surrender or death proceeds are paid.

To the extent permitted by law, proceeds will not be subject to any claims of your creditors or the beneficiary's creditors.

3.2  Maturity Proceeds
On the maturity date we will pay the maturity proceeds to the Annuitant, if living.

The maturity proceeds will be equal to the cash surrender value as described in Section 5.6.

If you fail to make another selection of a payment option or lump sum payment, we will apply the contract value under payment option 4 with an installment refund option of 120 months. This means that the monthly payments will continue for a minimum of 120 months and as long thereafter as the Annuitant lives. If the Annuitant dies before receiving a total of 120 monthly payments, we will continue to make monthly payments to the beneficiary until a total of 120 payments have been made. The beneficiary may elect in writing to receive the present value of any remaining guaranteed payments in a single sum.

3.3  Death Proceeds
If the Annuitant dies before the maturity date, the beneficiary will receive a death benefit. The proceeds payable will be the guaranteed minimum death benefit. The guaranteed minimum death benefit will be the greater of:

(1)	the premiums paid less a proportional adjustment of partial surrenders and less any loan balance; or

(2)	contract value at the time of death less any loan balance; or

(3)
the highest contract value as of each fifth year contract anniversary during any point the contract has been effect on or before the Annuitant’s death. Any loan balance will be deducted from such contract value and the contract value will also be proportionately adjusted for partial surrenders plus any additional premiums paid.

The guaranteed minimum death benefit at ages above 80 will equal the greater of the contract value at the time of death or the guaranteed minimum death benefit as of the contract anniversary on which the Annuitant attains age 80 proportionately adjusted for partial surrenders less any loan balance plus any additional premiums paid.

We will pay interest on single sum death proceeds from the date of the Annuitant's death until the date of payment. Interest will be at an annual rate determined by us, but never less than the rate required by the state in which this contract is delivered.

3.4  Surrender Proceeds
We will pay proceeds of a full surrender as either a lump sum or under a payment option as described in Section 10, Payment of Proceeds. Unless you specify otherwise, we will pay full surrender proceeds as a lump sum. Surrender proceeds will be equal to the cash surrender value as described in Section 5.6.

The amount of proceeds payable under the Partial Surrender Provision is defined in Section 5.7. We will only pay out partial surrender proceeds as a lump sum or under the Systematic Partial Surrender Plan described in Section 5.8.

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3.5  Proceeds Applied under Payment Options
If you elect to receive proceeds under a payment option as described in Section 10, we may require proof that the Annuitant is living.

If you choose to receive a life income (payment options 4 or 5), this life income will be purchased using the applicable monthly life income factor shown in Section 10. If the pay out rates in use by us at the time proceeds become payable are more favorable than those shown in Section 10, we will provide a life income using the more favorable rates.

Once a monthly life income (payment options 4 or 5 as described in Section 10) becomes payable, you may not make any election regarding payment of the proceeds other than the right to change the beneficiary or contingent payee.

Section 4:  Premiums

4.1  Flexible Premium Provision
You must pay your first premium when the contract is delivered. Subsequent premiums may be paid at any time while the contract is in force prior to the maturity date. These premiums may vary in amount at your option except that we have the right to require that the premium payment be at least $50.

All premiums after the first are payable at the Home Office or to a representative authorized to receive premiums. We will furnish a receipt upon request.

We require that the initial premium under this contract be at least $25,000. Additional premiums may be paid. We have the right to limit the number and amount of additional premium payments.

4.2  Nonpayment of Premiums
If premiums for this contract cease, we will continue the contract subject to Section 6.7, Contract Termination.  The monthly income payable on the maturity date will be as described in Section 3.2, Maturity Proceeds.

Section 5:  Contract Values

5.1  Contract Value
On the contract date the contract value equals the initial premium paid.

On any day after the contract date the contract value is equal to the fixed account value plus the variable account value.

5.2  Fixed Account Value
On the contract date the fixed account value is equal to the portion of the premium allocated to the fixed account.

On each valuation day the fixed account value will be equal to:

A + B + C - D - E

"A" is the fixed account value on the preceding valuation date plus interest from the preceding valuation day to the date of calculation.

"B" is the portion of the premiums allocated to the fixed account and received since the preceding valuation day, plus interest from the date we receive such premiums to the date of calculation.

“C” is the amount of any transfers from the subaccounts to the fixed account, plus interest on such transferred amounts from the effective dates of such transfers to the date of calculation.

“D” is the amount of any transfers from the fixed account to the subaccounts since the preceding valuation day, plus interest on such transferred amount from the effective dates of such transfers to the date of calculation.

“E” is the amount of any partial surrenders from the fixed account since the preceding valuation period, plus interest on these surrendered amounts from the effective date of the partial surrenders to the date of calculation.

5.3  Guaranteed Interest Rate for the Fixed Account
The guaranteed interest rate for the fixed account, shown in Section 1, Contract Data, is in effect from the contract date to the first redetermination date, shown in Section 1, Contract Data.  On each redetermination date, a redetermined guaranteed interest rate for the fixed account will take effect.  The redetermined guaranteed interest rate for the fixed account is based on the 5-year Constant Treasury Maturity monthly average rate for November of the previous calendar year published by the Federal Reserve, known hereafter in this provision as the Treasury Rate.  The redetermined guaranteed interest rate for the fixed account will be calculated as the Treasury Rate rounded to the nearest five-hundredths of one percent (0.05%) reduced by 1.25%, and will be at least 1% and not more than 3%.

We will notify you when your guaranteed interest rate for the fixed account is redetermined.

5.4  Interest Rate for Fixed Account Value
The value in the fixed account is guaranteed to accumulate at a minimum effective annual interest rate no less than the guaranteed interest rate for the fixed account. We may credit a rate in excess of the guaranteed interest rate for the fixed account while the contract is in force and before the maturity proceeds have been paid.

We may change the interest rate credited to new deposits at any time. We will not change the interest rate credited to funds in the fixed account more often than once each year.

5.5  Variable Account Value
The variable account value is the sum of the values of the subaccounts under this contract.

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On the contract date the value of each subaccount equals:

(1)	the portion of the initial premium allocated to the subaccount; less

(2)	the portion of the mortality and expense risk charges and asset-based administration charge allocated to the subaccounts.

5.6  Cash Surrender
You may surrender this contract for its cash surrender value at any time before the earlier of:

(1)	your death;

(2)	the Annuitant's death; or

(3)	the maturity date.

The cash surrender value of this contract is:

(1)	the contract value of this contract at the time of surrender; less

(2)	any loan balance; less

(3)	any premium taxes payable.

To surrender the contract you must submit a written request to us. We have the right to require that the contract be returned to us as well. We will determine the cash surrender value on the date we receive these requirements.

We will pay the cash surrender value in a lump sum unless you request payment under a payment option.

Certain federal income tax consequences may apply to a cash surrender of the contract. You should consult your tax advisor before requesting a surrender.

5.7  Partial Surrender
You may make a partial surrender at any time before the earlier of:

(1)	the death of the Annuitant;

(2)	the death of the Owner; or

(3)	the maturity date.

We will surrender the amount requested from the contract value on the day we receive written notice for the surrender. You may specify the specific amount to be surrendered from certain subaccounts or the fixed account.

The minimum distribution requested must be for at least $100. We will pay partial surrender proceeds in a lump sum.

We will pay you the amount requested and cancel units equal to the amount surrendered from the subaccounts and/or the fixed account according to your instructions. In the event that the amount to be surrendered exceeds the subaccount(s) value and/or the fixed account value, we will process the surrender for the amount available and contact you for further instructions.

We may also permit partial surrenders by telephonic or other forms of request, subject to the administrative procedures, limitations, and conditions applicable at the time of the request.

Certain federal income tax consequences may apply to partial surrenders from the contract. You should consult your tax advisor before requesting any partial surrenders.

5.8  Systematic Partial Surrender
The systematic partial surrender plan enables you to pre-authorize a periodic exercise of the partial surrender right. If you enter into this plan, you may instruct us to surrender a requested dollar amount from the contract on a monthly, quarterly, semi-annual or annual basis.

The minimum distribution requested must be at least $100.

We will pay you the amount requested and cancel units equal to the amount surrendered from the subaccounts and/or the fixed account according to your instructions. In the event that the amount to be surrendered exceeds the subaccount(s) value and/or the fixed account value, we will process the surrender for the amount available and contact you for further instructions.

Systematic partial surrenders may be discontinued by you at any time upon written request to us at our Home Office.

Certain federal income tax consequences may apply to systematic partial surrenders from the contract. Therefore, you should consult with your tax advisor before requesting any systematic partial surrenders.

5.9  Time Period for Payment
We will normally pay out any partial surrender, cash surrender value or death benefit within seven days of receiving your written request or receipt and filing of due proof of death (including any documents we require to process and make the payment). However, we have the right to suspend or delay the date of any surrender, partial surrender or death benefit payment from the subaccounts for any period during which:

(1)
the New York Stock Exchange is closed, other than customary weekend and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission; or

(2)	the Securities and Exchange Commission permits by an order the postponement for the protection of contract owners; or

(3)
The Securities and Exchange Commission determines that an emergency exists that would make the disposal of securities held in the variable account or the determination of the value of the variable account’s net assets not reasonably practicable.

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For any surrender, partial surrender or transfer from the fixed account, we have the right to postpone making a payment to you up to six months from the date of written notice. If payment is not made within 30 days after receipt of documentation necessary to complete the transaction (or such shorter period required by a particular jurisdiction), we will add interest to the amount paid from the date we receive documentation at 3% (or such higher rate required for a particular state).

Section 6: Other Contract Provisions

6.1  Contract
This contract and application are the entire contract. This contract is issued in consideration of the application and payment of the premiums. We will attach a copy of the application when we issue the contract. In the absence of fraud, all statements made in the application either by you or by the Annuitant will be considered representations and not warranties. We may use statements to contest a claim or the validity of this contract only if they are contained in the application.

6.2  Authority to Change Contract
No change or waiver of any provisions of this contract will be valid unless made in writing by us and signed by our President, Vice President, Secretary or Assistant Secretary. No agent or other person has authority to change or waive any provision of your contract.

6.3  Modifications
Upon notice to you, we may modify the contract, but only if such modification is necessary to:

(1)	make the contract or the variable account comply with any law or regulation issued by a governmental agency to which we are subject; or

(2)	assure continued qualification of the contract under the Internal Revenue Code or other federal or state laws relating to retirement annuities or variable annuity contracts; or

(3)	reflect a change in the operation of the variable account; or

(4)	provide additional variable account and/or fixed accumulation options.

We have the right to modify the contract as necessary to attempt to prevent the contract owner from being considered the owner of the assets of the variable account.

In the event of any such modification, we will issue an appropriate endorsement to the contract, if required.

6.4  Incontestability
After this contract has been in force during the Annuitant's lifetime for two years from the contract date, we cannot contest this contract except for the nonpayment of premiums.

6.5  Age and Sex
This contract is issued at the Annuitant's age shown in Section 1, Contract Data. If the contract date falls on the birthday of the Annuitant, the age will be the age the Annuitant reaches on the contract date.

If the Annuitant's age or sex has been incorrectly stated, the benefits under this contract will be those the proceeds applied would have purchased for the correct age and sex.

If the incorrect statement is not discovered until after payments have begun:

(1)	any overpayment by us will be deducted from the next succeeding payment or payments as they fall due; or

(2)	any underpayment by us will be paid in one sum to the Annuitant.

In either case, interest will be payable at the rate of 3% per year compounded annually.

6.6  Option to Change Maturity Date
You may elect a new maturity date at any time by making a written notice to us subject to the following limitations:

(1)	we must receive your written notice at least 30 days before the current maturity date;

(2)	the requested maturity date must be a date that is at least 30 days after we receive your written notice;

(3)	the requested maturity date cannot exceed the later of the contract anniversary following the Annuitant’s 85th birthday, or the tenth anniversary of the contract; and

(4)	the requested maturity date must be no later than any earlier maturity date required by law.

We may require that the contract be submitted for endorsement to show the change.

If you elect a new maturity date, the monthly life income factor will be as shown in Table B of Section 10, Payment of Proceeds.

6.7  Contract Termination
We have the right to terminate this contract and pay the cash surrender value if all of the following occur simultaneously:

(1)	no premiums have been paid for at least two years;

(2)	the contract value is less than $2,000; and

(3)	the total premiums paid, less any partial surrenders, is less than $2,000.

We will mail notice to you of our intention to terminate the contract at least six months in

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advance. We have the right to terminate on the date specified in the notice, unless:

(1)	we receive an additional premium payment before the termination date specified in the notice; or

(2)	the contract value has increased to the amount specified above.

This additional premium payment must be for at least the minimum premium amount we will accept.

6.8  Contract Loans
If your contract has been purchased as a tax sheltered annuity as described in Section 403(b) of the Internal Revenue Code, as amended, that is not part of a plan that is subject to the Employee Retirement Income Security Act of 1974, you will have the option of taking a contract loan at any time after the first contract year. If your contract has been purchased in this tax sheltered market, an endorsement attached to this contract will detail the loan requirements.

6.9  Nonparticipating
This contract will not participate in any of our profits, losses or surplus earnings.

6.10  Annual Report
At least annually we will send you a report showing the following:

(1)	the contract value;

(2)	the cash surrender value; and

(3)	any other information required by law or regulation.

Upon receiving your written notice, we will send you a report at any other time during the year for a reasonable charge as determined by us.

6.11  Basis of Computation
Our calculation of guaranteed fixed account values is based on the guaranteed interest rate for the fixed account described in Section 5.3, Guaranteed Interest Rate for the Fixed Account.  The reserves and guaranteed fixed account values will never be less than the minimum required by law of the state in which this contract is delivered.

Section 7:  Control of Contract

7.1  Ownership
The Annuitant is the owner unless otherwise provided in the application. As owner, you may exercise every right provided by your contract. These rights and privileges end at the Annuitant’s death.

The consent of the beneficiary is required to exercise these rights if you have not reserved the right to change the beneficiary.

7.2  Change of Ownership
You may change the ownership of this contract by giving written notice to us. The change will be effective on the date your written notice was signed but will have no effect on any payment made or other action taken by us before we receive it. We may require that the contract be submitted for endorsement to show the change.

Certain federal income tax consequences may apply to a change of ownership on non-qualified contracts. You should consult with your tax advisor before requesting any change of ownership on a non-qualified contract.

7.3  Assignment
An assignment is a transfer of some or all of your rights under this contract. No assignment will be binding on us unless made in writing and filed at our Home Office. We assume no responsibility for the validity or effect of any assignment.

Certain federal income tax consequences may apply to an assignment. You should consult with your tax advisor before requesting any assignment.

7.4  Beneficiary
The beneficiary is shown on the application or in the last beneficiary designation filed with us. Death proceeds will be paid to the beneficiary except as provided in this Section.

If any beneficiary dies before the Annuitant, that beneficiary's interest will pass to any other beneficiaries according to their respective interest.

If all beneficiaries die before the Annuitant, we will pay the death proceeds to you, if living, otherwise to your estate or legal successors.

Unless you have waived the right to do so, you may change the beneficiary by filing a written notice in a form satisfactory to us. In order to be effective, the written notice for change of beneficiary must be signed while your contract is in force and the Annuitant is living. The change will be effective on the date your written notice was signed but will have no effect on any payment made or other action taken by us before we receive it.

The interest of any beneficiary will be subject to:

(1)	any assignment of this contract which is binding on us; and

(2)	any optional settlement agreement in effect at the Annuitant’s death.

7.5  Simultaneous Death of Beneficiary and Annuitant
We will pay death proceeds as though the beneficiary died before the Annuitant if:

(1)	the beneficiary dies at the same time as or within 15 days of the Annuitant’s death; and

(2)	we have not paid the proceeds to the beneficiary within this 15-day period.

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Section 8:  Variable Account

8.1  General Description
The name of the variable account is the Kansas City Life Variable Annuity Separate Account. The income, gains and losses, (whether or not realized), from assets allocated to the variable account are credited or charged against the variable account without regard to our other income, gains or losses. The portion of the assets of the variable account equal to the reserves and other contract liabilities with respect to the variable account will not be chargeable with liabilities arising out of any other business we may contract.

The assets of the variable account are segregated by investment options, thus establishing a series of subaccounts within the variable account.

When permitted by law, we have the right to:

(1)	create new variable accounts;

(2)	combine variable accounts;

(3)	remove, close, combine or add subaccounts and make the new subaccounts available to you at our discretion;

(4)	substitute shares of another portfolio of the funds or shares of another investment company for those of the funds;

(5)	add new portfolios to the funds;

(6)	de-register the variable account under the Investment Company Act of 1940 if registration is no longer required;

(7)	make any changes required by the Investment Company Act of 1940; and

(8)	operate the variable account as a managed investment company under the Investment Company Act of 1940 or any other form permitted by law.

If a change is made, we will send you a revised prospectus and any notice required by law. If required, we would first seek the approval of the Securities and Exchange Commission, and when required, the appropriate state regulatory authorities before making a change in the investment options.

8.2  Subaccounts
The subaccounts are separate investment accounts. They are named in Section 1, Contract Data. The assets of each subaccount are invested in a corresponding portfolio of a designated mutual fund.

Subaccount values will fluctuate in accordance with the investment experience of the applicable portfolio of the fund held within the subaccount.

The subaccount value is equal to the number of accumulation units credited to the subaccount times the appropriate accumulation unit value.

The number of accumulation units to be purchased or redeemed in a transaction is found by dividing:

(1)	the dollar amount of the transaction; by

(2)	the subaccount’s unit value for the valuation period for that transaction.

The number of units in any subaccount will be increased at the end of the valuation period by:

(1) any premiums allocated to the subaccount during the current valuation period; and

(2) any transfers to the subaccount from another subaccount or from the fixed account during the current valuation period.

The number of units in any subaccount will be decreased at the end of the valuation period by:

(1)	any amounts transferred from the subaccount to another subaccount or the fixed account; and

(2)	amounts surrendered during the current valuation period.

The value of an accumulation unit for each of the subaccounts was arbitrarily set at $10 when the first investments were bought. The value for any later valuation period is equal to:

A  x  B

“A” is equal to the subaccount’s accumulation unit value for the end of the immediately preceding valuation day.

“B” is equal to the net investment factor for the most current valuation day.

The net investment factor equals:

X	- Z
Y

“X” equals the sum of:

(1)	the net asset value per accumulation unit held in the subaccount at the end of the current valuation day; plus

(2)	the per accumulation unit amount of any dividend, or capital gain distribution on shares held in the subaccount during the current valuation day; less

(3)	the per accumulation unit amount of any capital loss distribution on shares held in the subaccount during the current valuation day; less

(4)	the per accumulation unit amount of any taxes or any amount set aside during the valuation day as a reserve for taxes attributable to gains or losses in funds underlying the subaccount.

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“Y” equals the net asset value per accumulation unit held in the subaccount as of the end of the immediately preceding valuation day.

“Z” equals the charges deducted from the subaccount on each valuation period for the asset-based administration charge and the mortality and expense risk charge.

The value of the subaccount may increase, decrease or remain the same.

8.3  Allocations
This contract provides investment options for the amount in the contract value. We allocate amounts placed in the contract value to the subaccounts of the variable account and to the fixed account at your direction. The initial premium allocation percentages are indicated in the application for this contract.

These percentages will also apply to subsequent premium allocations until you change them. Such allocation percentages may be changed by written notice.

Allocation percentages must be zero or a whole number not greater than 100. The sum of the premium allocation percentages must equal 100.

We have the right to limit the number of subaccount allocations in effect at any one time.

8.4  Deductions made from Subaccounts
We deduct the mortality and expense risk charge and the asset-based administration charge from each of the subaccounts on each valuation day. These charges are shown in Section 1, Contract Data.

Section 9:  Transfers

9.1  Transfer Fees
You may make a total of six transfers per year from the subaccounts and the fixed account free of charge. Any unused free transfers do not carry over to the next contract year. We will charge a $25 transfer fee on any additional transfers during a contract year. For the purpose of assessing a fee, we consider each written request or telephone request to be one transfer. We will deduct the processing fee from the amount being transferred, or from the remaining contract value, according to your instructions.

9.2  Transfers from Subaccounts
After the 10-day right to examine period and prior to the maturity date, you may transfer all or a part of an amount from the value in any subaccount of the variable account to one or more of the subaccounts of the variable account or to the fixed account. The minimum amount that you may transfer is the lesser of:

(1)	$250; or

(2)	the total value in that subaccount on that date.

We will treat any transfer that would reduce the amount in a subaccount below $250 as a transfer request for the entire amount in that subaccount.

A transfer fee may apply as described in Section 9.1, Transfer Fees.

An excessive number or amount of transfers, including short-term “market timing” transfers, may adversely affect the performance of the underlying fund in which a subaccount invests and/or may not be in the best interests of other contract owners. If, in our sole opinion, a pattern of excessive transfers develops or a transfer is not in the best interests of one or more other contract owners, we have the right not to process a transfer request or apply limitations or modifications to transfers to or from one or more of the subaccounts. These limitations or modifications may include (but are not limited to) any of the following:

(1)	the requirement of a minimum time period between each transfer;

(2)	not accepting a transfer request from a third party acting under authorization on behalf of more than one owner;

(3)	limiting the dollar amount that may be transferred between the subaccounts by an owner at any one time; and

(4)	requiring that a written transfer request be provided to us at our Home Office, signed by an owner.

We also have the right not to process a transfer request when the sale or purchase of shares of a fund is not reasonably practicable due to actions taken or limitations imposed by the fund.

We may suspend or modify this transfer privilege at any time.

9.3  Transfers from the Fixed Account
At your request, you may transfer an amount from the unloaned value in the fixed account to one or more subaccounts of the variable account.  We must receive the request in writing or other form acceptable to us.  Currently we do not impose a limit on the number of transfers from the fixed account or the dollar amount that can be transferred from the fixed account (unless the balance after the transfer is less than $250, in which case we will transfer the entire amount.)

A transfer fee may apply as described in Section 9.1, Transfer Fees.

We may suspend or modify this transfer privilege at any time.

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Section 10:  Payment of Proceeds

10.1  Payment Options
You may apply death benefit, maturity or full surrender proceeds of $2,000 or more to any of the following options:

Option 1.  Interest Payments
We will make guaranteed interest payments to the payee annually or monthly as elected. We will pay interest on the proceeds at the guaranteed rate of 1.5% per year and this may be increased by additional interest paid annually. The proceeds and any unpaid interest may be withdrawn in full at any time.

Option 2.  Installments of a Specified Amount
We will make annual or monthly payments until the proceeds plus interest are fully paid. We will pay interest on the proceeds at the guaranteed rate of 1.5% per year and this may be increased by additional interest.

Option 3.  Installments for a Specified Period
Payment of the proceeds may be made in equal annual or monthly payments for a specified number of years. We will pay interest on the proceeds at the guaranteed rate of 1.5% per year and this may be increased by additional interest. The amount of each payment is shown in Table A.

Option 4.  Life Income
We will pay an income during the payee's lifetime. A minimum guaranteed payment period may be chosen. We will continue payments under the Installment Refund option until the total income payments paid equal the proceeds applied. The amount of each payment is shown in Table B.

Option 5.  Joint and Survivor Income
We will pay an income during the lifetime of two persons and will continue to pay the same income as long as either person is living. The minimum guaranteed payment period will be ten years. The amount of each payment is shown in Table C.

If the payout rates in use by us at the time proceeds become payable are more favorable than those shown in options 4 and 5, we will provide a life income using the more favorable rates.

These options are supported by our general account. The payments will not reflect the investment experience of the variable account.

10.2  Payee
The payee is the person receiving proceeds under a payment option. The payee can be you, the Annuitant or a beneficiary. We will require satisfactory proof of the payee's age under options 4 and 5.

The contingent payee is the person named to receive proceeds if the payee is not alive.

10.3  Minimum Payments
The payment under any payment option must be at least $50. We may make payments less frequently so that each payment is at least $50.

10.4  Choice of Options
You may choose an option by written notice during the Annuitant’s lifetime. If an option for payment of proceeds is not in effect at the Annuitant’s death, the beneficiary may make a choice.

10.5  Availability of Options
We have the right to restrict these options if you designate an executor, administrator, trustee, corporation, partnership or association as the payee.

10.6  Operative Date
The first payment will be payable on the payment mode following the date proceeds become payable.

10.7  Death of Payee
At the death of the payee, any payments remaining will be paid according to the terms of the option chosen for payment of proceeds, unless the contingent payee elects in writing to receive the present value of any remaining guaranteed payments in a single sum.

If a contingent payee has not been named or does not survive the payee, the following amounts will be paid in one sum to the estate of the payee:

(1)	any amount left on deposit under option 1; and

(2)	the present value of any remaining guaranteed payments under options 2 through 5.

If you have not named a contingent payee, or if every contingent payee named by you dies before the payee, you may, by written notice, name a new contingent payee. The new contingent payee will receive any amount that would otherwise have been payable to the payee's estate.

10.8  Claims of Creditors
To the extent permitted by law, proceeds will not be subject to any claims of a payee's creditors.

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TABLE A - INSTALLMENT OPTION*
for each $1,000 of Proceeds Applied
Term of Years	Annual	Monthly	Term of Years	Annual	Monthly	Term of Years	Annual	Monthly
1	$1000.00	$83.90	11	$97.83	$8.21	21	$55.04	$4.62
2	503.72	42.26	12	90.33	7.58	22	52.91	4.44
3	338.31	28.39	13	83.98	7.05	23	50.97	4.28
4	255.61	21.45	14	78.55	6.59	24	49.19	4.13
5	206.00	17.28	15	73.84	6.20	25	47.55	3.99

6	172.93	14.51	16	69.72	5.85	26	46.04	3.86
7	149.32	12.53	17	66.09	5.55	27	44.65	3.75
8	131.61	11.04	18	62.86	5.27	28	43.35	3.64
9	117.84	9.89	19	59.98	5.03	29	42.15	3.54
10	106.83	8.96	20	57.38	4.81	30	41.02	3.44

TABLE B - LIFE INCOME OPTIONS*
Monthly Income for each $1,000 of Proceeds Applied
Age	MALE Minimum Guaranteed Payment Period				FEMALE Minimum Guaranteed Payment Period
	None	120 Months	240 Months	Install- ment Refund	None	120 Months	240 Months	Install- ment Refund
50	$3.01	$2.99	$2.92	$2.75	$2.77	$2.76	$2.73	$2.62
51	3.07	3.05	2.97	2.80	2.83	2.82	2.78	2.66
52	3.14	3.12	3.03	2.85	2.89	2.87	2.83	2.70
53	3.21	3.19	3.08	2.90	2.95	2.93	2.88	2.75
54	3.29	3.26	3.14	2.95	3.01	3.00	2.94	2.80

55	3.37	3.34	3.20	3.00	3.08	3.06	3.00	2.85
56	3.45	3.42	3.27	3.06	3.15	3.13	3.05	2.90
57	3.54	3.50	3.33	3.11	3.23	3.21	3.12	2.95
58	3.64	3.59	3.39	3.17	3.31	3.28	3.18	3.01
59	3.74	3.68	3.46	3.23	3.39	3.36	3.24	3.06

60	3.85	3.78	3.52	3.30	3.48	3.45	3.31	3.12
61	3.96	3.88	3.59	3.36	3.58	3.54	3.38	3.19
62	4.08	3.99	3.65	3.43	3.68	3.63	3.45	3.25
63	4.21	4.11	3.72	3.51	3.79	3.73	3.52	3.32
64	4.35	4.23	3.79	3.58	3.90	3.84	3.59	3.39

65	4.50	4.35	3.85	3.66	4.02	3.95	3.66	3.47
66	4.66	4.48	3.91	3.74	4.15	4.07	3.74	3.54
67	4.83	4.62	3.97	3.83	4.29	4.19	3.81	3.63
68	5.01	4.76	4.03	3.91	4.44	4.33	3.88	3.71
69	5.20	4.91	4.08	4.00	4.60	4.46	3.94	3.80

70	5.41	5.06	4.13	4.10	4.78	4.61	4.01	3.89
71	5.62	5.22	4.18	4.20	4.96	4.76	4.07	3.99
72	5.85	5.38	4.23	4.30	5.17	4.93	4.13	4.09
73	6.10	5.54	4.26	4.41	5.39	5.09	4.18	4.19
74	6.36	5.71	4.30	4.52	5.62	5.27	4.23	4.30

75	6.65	5.88	4.33	4.63	5.88	5.45	4.27	4.42

TABLE C - JOINT AND SURVIVOR OPTION*
Monthly Income - Ten Year Guaranteed Payment Period
for each $1,000 of Proceeds Applied
Male	Female Age
Age	50	55	60	65	70	75
50	$2.52	$2.64	$2.75	$2.83	$2.89	$2.94
55		2.76	2.92	3.05	3.16	3.24
60			3.07	3.28	3.45	3.59
65				3.49	3.76	3.99
70					4.04	4.41
75						4.78

*Amounts not shown for available options will be furnished on request.

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Flexible Premium Variable
Annuity Contract - Nonparticipating

Annuity proceeds payable at maturity date. Death proceeds payable in event of death of Annuitant prior to maturity date. Flexible premiums payable until maturity date or prior death of Annuitant.

If you have any questions concerning this contract or if anyone suggests that you change or replace this contract please contact your Kansas City Life agent or the Home Office of the Company.

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